Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Third Quarter 2004 Financial Results

Plymouth Meeting, PA -- November 9, 2004 -- Genaera Corporation (NASDAQ: GENR) announced today its financial results for the three and nine months ended September 30, 2004. Net loss applicable to common shareholders for the three months ended September 30, 2004 was $4,690,000, or $(0.09) per share, as compared to $5,016,000, or $(0.13) per share, for the same period in 2003. The net loss applicable to common shareholders for the nine months ended September 30, 2004 was $13,011,000, or $(0.25) per share, as compared to a net loss of $8,141,000, or $(0.22) per share, for the same period in 2003.

Genaera's research and development expenses for the three and nine-month periods ended September 30, 2004 were $4,241,000 and $10,392,000, respectively, compared to $1,554,000 and $4,371,000, respectively, for the same periods in 2003. The increases in both periods were primarily due to expanded development efforts related to squalamine for treatment of age-related macular degeneration (AMD) and resulting increases in nonclinical and clinical expenses including personnel and consulting expenses, as well as charges related to stock compensation and severance.

Genaera's general and administrative expenses for the three and nine-month periods ended September 30, 2004 were $1,194,000 and $3,548,000, respectively, compared to $710,000 and $1,941,000, respectively, for the same periods in 2003. The increases in both periods were primarily due to increases in personnel as a result of expanded development efforts, increased professional fees and increases in public company and investor relations expenses.

Genaera's cash and investment balance at September 30, 2004 was $21.6 million, compared to $25.3 million at June 30, 2004. Yesterday, Genaera announced that it closed its previously disclosed registered direct offering of common stock for gross proceeds of $14.4 million, resulting in net proceeds to the company of approximately $13.5 million after placement agency fees and expenses.

"This quarter was very productive for Genaera, as we initiated our third Phase II clinical trial for squalamine in AMD," commented Roy C. Levitt, MD, President and Chief Executive Officer. "With the start of this trial, all of our planned Phase II trials are now underway and we continue to prepare for the start of Phase III in the first half of 2005. In addition, early Phase II data were presented that are consistent with our previous wet AMD Phase I/II clinical trial results. In August, MedImmune, Inc. initiated a Phase I clinical trial with a neutralizing interleukin-9 humanized antibody triggering a $500,000 milestone payment to Genaera. We believe that if this product is successful, it has the potential to fulfill significant unmet medical needs of millions of patients with asthma and potentially other chronic disorders. With regard to our mucoregulator program, we continue to work with our partner, the Cystic Fibrosis Foundation Therapeutics Inc., to plan additional clinical trials for LOMUCIN™, in cystic fibrosis."

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products.  Research and development efforts are focused on anti-angiogenesis and respiratory diseases.  Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and ophthalmic indications, notably wet age-related macular degeneration; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company's website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding preliminary results, future clinical development plans and prospects for Genaera's programs. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," and "continue," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine, interleukin-9 antibody, or LOMUCIN™, may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$ 672	$ 124	$ 844	$ 1,000
Costs and expenses
Research and development	4,241	1,554	10,392	4,371
General and administrative	1,194	710	3,548	1,941
	5,435	2,264	13,940	6,312
Loss from operations	(4,763)	(2,140)	(13,096)	(5,312)
Interest income	74	17	206	63
Interest expense	(1)	(1)	(3)	(65)
Gain (loss) on sale of equipment	--	53	(118)	257
	73	69	85	255
Net loss	(4,690)	(2,071)	(13,011)	(5,057)
Dividends on preferred stock	--	(2,945)	--	(3,084)
Net loss applicable to common stockholders	$ (4,690)	$ (5,016)	$ (13,011)	$ (8,141)
Net losses applicable to common stockholders per share - basic and diluted	$ (0.09)	$ (0.13)	$ (0.25)	$ (0.22)
Weighted average shares outstanding - basic and diluted	52,607	37,453	52,012	36,277

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	September 30, 2004	December 31, 2003
Cash, cash equivalents and investments	$ 21,579	$ 13,135
Prepaid expenses and other current assets	841	264
Fixed assets, net	806	1,095
Other assets	59	59
Total assets	$ 23,285	$14,553

Current liabilities	2,672	2,883
Long-term liabilities	580	1,048
Stockholders' equity	20,033	10,622
Total liabilities and stockholders' equity	$ 23,285	$14,553